EOS ENERGY ENTERPRISES, INC.
LIST OF SUBSIDIARIES
(as of December 31, 2022)

Name of Subsidiary	Country (State)	Percent Ownership
Eos Energy Enterprises Intermediate Holdings, LLC	United States (Delaware)	100%
Eos Energy Storage LLC	United States (Delaware)	100%
Eos Services LLC	United States (Delaware)	100%
Eos Energy Storage India Private Limited	India	100%
Eos Energy Storage S.R.L	Italy	100%
HI-POWER, LLC	United States (Delaware)	100%
Eos Ingenuity Lab, LLC	United States (Delaware)	100%
Eos Enterprise Holdings, LLC	United States (Delaware)	100%
Eos Energy Technology Holdings, LLC	United States (Delaware)	100%